Exhibit 6-4(a)

STANDARD PROMISSORY NOTE

1. THE PARTIES. On November 23 2021, Planet Resource Recovery Inc. of 6321 Porter Rd Ste 7, Sarasota, Florida, 342404 with Andrew Lapp acting as CEO, referred to as the “Borrower”,

HAS RECEIVED AND PROMISES TO PAY:

Gulf Coast Mercantile LLC of 6321 Porter Rd Ste 7, Sarasota, Florida, 34240 with Andrew Lapp acting as MGMR, referred to as the “Lender”, the sum of $230,000.00 US Dollars, referred to as the “Borrowed Money”, with an origination fee of 4 percent ($9,200) deducted from the loan disbursement upon the execution of this agreement and interest accruing on the unpaid balance at a rate of 18 percent (%) per annum, referred to as the “Interest Rate”, beginning on November 23 2021 under the following terms and conditions:

2. PAYMENTS. The full balance of this Note, including any accrued interest and late fees, is due and payable on November 23 2024, referred to as the “Due Date”. The Borrowed Money shall be repaid via installments every month in the following schedule:

The Borrowed Money shall be repaid in monthly installments on the Twenty-Third (23rd) of every month beginning on December 23 2021 with any remaining balance payable on the Due Date. Each payment due shall be for the amount of $8,315.05.

In addition, money that is not paid by the Borrower on time for any installment will continue to be charged the Interest Rate stated in this Note.

3. SECURITY. This note shall be secured under the following:

The Borrower agrees to provide MAX ATV Assets including but not limited to Associated Tooling, Blueprints, and Intellectual Property that will be acquired from Agile Vehicle Technologies Ltd in the Asset Purchase of MAX., referred to as the “Security”, which shall transfer to the possession and ownership of the Lender IMMEDIATELY if this Note should be in default. The Security may not be sold or transferred without the Lender’s consent during the course of this Note. If the Borrower breaches this provision, the Lender may declare all sums due under this Note immediately due and payable, unless prohibited by applicable law.

If the Borrower defaults under this Note the Lender shall have the right to obtain ownership and possession of the Security. The Lender shall have the sole option to accept it as full payment for the Borrowed Money without further liabilities or obligations. If the market value of the Security does not exceed the Borrowed Money, the Borrower shall remain liable for the balance due while accruing interest at the maximum rate allowed by law.

4. INTEREST DUE IN THE EVENT OF DEFAULT. In the event the Borrower fails to pay the note in full on the Due Date, the unpaid principal shall accrue interest at the maximum rate allowed by law until the Borrower is no longer in default.

5. ALLOCATION OF PAYMENTS. Payments shall be first credited to any late fees due, then to interest due and any remainder will be credited to principal.

6. PREPAYMENT. Borrower may prepay this Note without penalty.

7. ACCELERATION. If the Borrower is in default under this Note or is in default under another provision of this Note, and such default is not cured within the minimum allotted time by law after written notice of such default, then Lender may, at its option, declare all outstanding sums owed on this Note to be immediately due and payable.

This includes rights of possession to the Security mentioned in Section 3.

8. ATTORNEYS’ FEES AND COSTS. Borrower shall pay all costs incurred by Lender in collecting sums due under this Note after a default, including reasonable attorneys’ fees. If Lender or Borrower sues to enforce this Note or obtain a declaration of its rights hereunder, the prevailing party in any such proceeding shall be entitled to recover its reasonable attorneys’ fees and costs incurred in the proceeding (including those incurred in any bankruptcy proceeding or appeal) from the non-prevailing party.

9. WAIVER OF PRESENTMENTS. Borrower waives presentment for payment, a notice of dishonor, protest, and notice of protest.

10. NON-WAIVER. No failure or delay by Lender in exercising Lender’s rights under this Note shall be considered a waiver of such rights.

11. SEVERABILITY. In the event that any provision herein is determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any other provision, all of which shall remain in full force and effect.

12. INTEGRATION. There are no verbal or other agreements that modify or affect the terms of this Note. This Note may not be modified or amended except by a written agreement signed by Borrower and Lender.

13. CONFLICTING TERMS. The terms of this Note shall have authority and precedence over any conflicting terms in any referenced agreement or document.

14. NOTICE. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by facsimile, or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be made to the parties at the addresses listed below.

15. GUARANTORS. There shall be no person or entity, under the terms of this Note, that shall be responsible for the payment, late fees, and any accrued interest other than the Borrower.

16. EXECUTION. The Borrower executes this Note as a principal and not as a surety. If there is a Co-Signer, the Borrower and Co-Signer shall be jointly and severally liable under this Note.

17. GOVERNING LAW. This note shall be governed under the laws in the State of Florida.

With my signature below, I affirm that I have read and understood this promissory note.

Borrower’s Signature:	Date:	11/23/2021
Planet Resource Recovery Inc. with Andrew Lapp acting as CEO

Lender’s Signature:	Date:	11/23/2021
Gulf Coast Mercantile LLC with Andrew Lapp acting as MGMR